Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of April 16, 2007, by and between MGP Ingredients, Inc., its subsidiaries and other affiliates (hereinafter referred to collectively as the “Company”), and Dr. Sukh Bassi (the “Employee”).

WHEREAS, the Company desires to employ the Employee in the capacity of Vice President Scientific Affairs, Chief Science Officer, and the Employee desires to be employed by the Company in such capacity and on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants of the parties herein made, it is hereby agreed:

1.             Term of Agreement.  The term of this Agreement shall commence on the date hereof and end on June 30, 2010, unless sooner terminated as provided in Paragraph 9 of this Agreement; provided, however, that the Company may elect to renew this Agreement for an additional term of one (1) year at the end of the initial term by serving notice on Employee at least thirty (30) days prior to the expiration of the initial term, in accordance with the procedures set out in Paragraph 15 of this Agreement, that  the Company intends to extend the Agreement for such additional term of one year.   The Company shall not be required to show Cause for not extending the Agreement under the terms of this Paragraph, and in case of expiration of this Agreement after the initial term, the Company’s obligation to pay Base Salary and Bonus Compensation, if any,  or to provide Employee Benefits under this Agreement as defined in Paragraph 3 below, shall cease upon the expiration date of this Agreement.  The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to Employee then in effect.

2.                                       Employment and Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment, in the capacity above stated to perform such duties and responsibilities as are, from time to time, assigned to the Employee by the Company President, which may include, without limitation,  such duties and responsibilities as procuring, processing and administering grants, handling external and international science and government issues,  collaborating with industry and universities, representing the Company in its relationships with the IWGA, IFT, American Bakers Assn., American Society of Baking, and the Bio-Polymer Institute, representing the Company before the Kansas Bio Authority and USDA, serving as the Washington D.C. contact with the Kansas Congressional delegation and serving  as the Company contact for the National Assn. of Wheat Growers. Employee also shall attend internal Company meetings at the request of the Company President.  The Employee agrees to devote full business time and effort to the diligent and faithful performance of the Employee’s duties under the direction of the Company’s President.  Employee’s principal place of employment shall be moved to the Company’s new corporate office located in Atchison, Kansas.

3.                                       Compensation and Benefits.

(a)                                  Base Salary.  As compensation for the Employee’s services, the Employee shall be paid an annual base salary of Two Hundred Four Thousand Eight Hundred Dollars

($204,800) payable in regular payroll installments, less applicable withholdings (the “Base Salary”).  Employee’s base salary will be reviewed annually.

(b)                                 Bonus Compensation.  The Employee shall, in addition to the Base Salary, be eligible to participate in a bonus program or plan structured on external science issues as from time to time may be adopted by the Company and in effect, if any.  The existence and terms of any such program or plan shall be determined solely at the discretion of the Company and participation is subject to the terms and conditions of any such program or plan.

(c)                                  Employee Benefits.  The Employee shall be entitled to participate in the Company’s health, life, vacation, retirement and disability plans (“Employee Benefits”) in accordance with their respective terms.  Nothing herein shall be construed to limit the Company’s discretion to amend, terminate or otherwise modify any such Employee Benefits.

(d)                                 Restricted Stock Grants.  The Employee will be entitled to receive outstanding restricted stock awards in accordance with their terms.

(e)                                  Business Expenses.  The Company shall reimburse the Employee for entertainment and travel expenses related to the Company’s business in accordance with the policies of the Company applicable to the Employee on the date of this Agreement, subject to the right of the Company to modify its general policies relating to expense reimbursement for employees.

4.                                       Confidential Information

(a)                                  Definition

The term “Confidential Information” as used in this Agreement means (i) any and all information concerning the business and affairs of the Company or of  persons which whom the Company does business, such as customers, suppliers, licensors  and licensees (“Business Contacts”) which is not known by or generally available to the public in any form whatsoever that is disclosed in any manner by Company or a Business Contact to Employee or otherwise becomes known to Employee during or prior to the term of this Agreement, including without limitation information about products, product formulas and development, raw materials, packaging, manufacturing processes and methods, patents, patent applications, financial information, business plans and strategies, inventory techniques, pricing information, and customer and supplier lists and contact information, as well as reports, analyses, compilations, data, forecasts, studies and other materials which contain or otherwise reflect or are generated or derived from that information, and (ii) any and all information of  a Business Contact which is designated as confidential information pursuant to an agreement between the Business Contact and the Company.    Confidential Information also includes (a) any information of Company  in tangible or electronic form that is clearly and conspicuously marked, as practicable, as confidential, and (b) any orally disclosed information of Company that is designated confidential when disclosed, is reduced to writing within thirty days of disclosure, and is clearly and conspicuously marked as confidential.  In the latter case, the disclosure is Confidential Information until the thirty days have passed.

(b)                                 Exceptions

Notwithstanding the foregoing, the Parties agree that the term “Confidential Information” will not include any information of the Company’s which is in the public domain prior to receipt by Employee or subsequent to the date of receipt without breach of this Agreement by Employee.

(c)                                  Protection of Confidential Information

All Confidential Information previously supplied or known to Employee or which is supplied or becomes known to him pursuant to this Agreement will be maintained by him in confidence.  Employee will use a high degree of care and take all reasonable steps necessary to maintain the confidentiality of Confidential Information. Employee will not disclose Confidential Information to any third party unless either (i) he has been authorized to do so in writing by the President of the  Company or (ii) he is required to do so in the performance of his duties for the Company under this Agreement and (a) he has informed the third party that the Confidential Information to be disclosed is Confidential Information of the Company and (b) he has obtained from the third party a written confidentiality agreement either in a form then currently used by the Company or in a form approved for use in the particular instance by the President or counsel for the Company.   If Employee is required to disclose any of Company’s Confidential Information pursuant to a subpoena or similar judicial or governmental order, Employee will inform Company as soon as reasonably possible of the order and its requirements so that Company will have a reasonable opportunity to appear as necessary and contest the order.  Company is not obligated to supply any Confidential Information to Employee under this Agreement, makes no representation or warranty about the accuracy or completeness of any Confidential Information supplied to Employee under this Agreement, and has no obligation to update or correct inaccuracies which are or may become apparent in any Confidential Information.

(d)                                 Ownership

Company is the sole owner of Confidential Information.  Upon request by Company, Employee agrees to return to Company, or to destroy and certify that he has destroyed, all Confidential Information provided by Company.  Unauthorized disclosure of Confidential Information by Employee could result in irreparable harm to Company, and entitle Company to seek injunctive and/or other appropriate relief.  Nothing in this Agreement will be deemed to grant to Employee a license directly or by implication, estoppel, or otherwise under any patent, patent application, trade secret or other intellectual property right, title or interest related to any Confidential Information disclosed pursuant to this Agreement.

5.                                       Perfection of IP Rights

Company owns all right, title and interest in patents and patent applications based on inventions made in whole or in part at any time by Employee in the course of his employment by  Company, and it is anticipated that Employee may continue to make inventions for Company in his work for Company under this Agreement.  Employee will cooperate fully with Company and its patent counsel in preparing, filing and prosecuting Company patent applications based in whole or in part on inventions made by Employee, the following being examples of that cooperation.  With respect to preparing patent applications, Employee will provide Company and counsel with all information in his possession, custody or control that relates to his invention, will work with counsel to draft sound patent applications, and will read successive drafts, paying particular attention to the final draft.  With respect to filing applications, Employee will sign a declaration of inventorship, an assignment to the Company of all right, title and interest in the application, and any other documents presented by counsel.  With respect to prosecution of the application, Employee will review and comment on Office Actions and related prior art, will sign further declarations of inventorship if necessary (for continuation-in-part applications, among others), and will participate in determinations relating to Patent Cooperation Treaty applications and the countries in which Company should go national.  To the extent that Company seeks to register or otherwise enhance protection of some non-patent aspect of its intellectual property that Employee helped create, Employee will participate fully in the processes required by law.  In that context, each registrable copyright will be considered a work made for hire (including software) and the  work and registration of the work will be owned by Company.

6.    Covenant Not to Compete.

During the Employee’s employment with the Company and for a period of two (2) years after the expiration or termination of this Agreement or of the Employee’s employment with the Company for any reason, the Employee agrees not to act as an owner, part owner, shareholder, joint venturer or operator, officer or director, employee, consultant or agent of any other person, firm, corporation, partnership, joint venture or other entity which is engaged in the development, manufacturer, and/or sale of any product that is substantially equivalent to any product made by the Company during the term of this Agreement. The foregoing provisions shall not prohibit the Employee from investing in any securities of any corporation whose securities are listed on a national securities exchange or traded in the over-the-counter market if the Employee shall own less than one percent (1%) of the outstanding voting stock of such corporation. The Employee agrees that a breach of the covenants contained herein and in paragraphs 4, 5, 7 and 8 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and in the event of any breach of such agreement, the Company shall be entitled to injunctive and such other and further relief as may be proper, including damages, attorneys’ fees, and litigation costs.

7.                                       Solicitation and Interference Prohibition.

During the Employee’s employment with the Company and for a period of two (2) years after the expiration or termination of this Agreement or of the Employee’s employment with the Company for any reason, the Employee shall not directly or indirectly, whether as an individual, or on behalf of any other person, firm, corporation, partnership, joint venture or entity whatsoever, solicit or endeavor to entice away from the Company any employee who is employed by the Company.  Additionally, during the Employee’s employment with the Company or for a period of two (2) years after the expiration or termination of this Agreement or of Employee’s employment with the Company for any reason, the Employee shall not, directly or indirectly through any other individual or entity, solicit the business of any customer of the Company, or solicit, entice, persuade or induce any individual or entity to terminate, reduce or refrain from forming, renewing or extending its relationship, whether actual or prospective, with the Company. During Employee’s employment and for a period of two (2) years thereafter, Employee will not disrupt, damage, impair or interfere with the business of the Company or any of its affiliates or subsidiaries whether by way of interfering with or employing or seeking to employ its employees or by disrupting relationships with customers, agents, representatives or vendors or any others that have a business relationship with the Company.

8.                                       Disparagement Prohibition.

The Employee acknowledges and agrees that as a result of his position with the Company, disparaging or critical statements made by the Employee may be uniquely detrimental to the Company’s interests and well-being.  Therefore, the Employee agrees to use his best efforts to assist the Company in promoting and preserving the good will and other business interests of the Company.  To this end, the Employee agrees to refrain at all times, both during the Employee’s employment and after the termination thereof for any reason, from making disparaging comments, or any public statements or remarks about the Company or its affiliates, subsidiaries, officers, employees or directors, unless previously approved by the Company’s Board of Directors.

9.                                       Termination and Severance.

(a)                                  Death or Disability.  In the event of the Employee’s death or if the Employee should become unable to perform the essential functions of the Employee’s position with  reasonable accommodation by the Company for a period of six (6) months (referred to as the “disability”), this Agreement, and the Company’s obligation to make further Base Salary or Bonus Compensation payments or provide Employee Benefits as defined in Paragraph 3 of this Agreement, shall terminate.  The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to Employee then in effect.

(b)                                 Termination for Cause by the Company.  By following the procedure set forth in Paragraph 9(e), the Company shall have the right to terminate this Agreement and the employment of the Employee for “Cause.”  For purposes of this Agreement, “Cause” is defined to mean, the Employee:

(i)                                     engages in fraud, dishonesty, willful misconduct, willful mismanagement, or gross negligence;

(ii)                                  is convicted of, or pleads nolo contendre to, a crime involving moral turpitude;

(iii)                               violates Paragraph 4 through 8; or

(iv)                              voluntarily terminates employment without Good Reason (as defined below).

If the employment of the Employee is terminated by the Company for Cause, this Agreement and the Company’s obligation to make further Base Salary and Bonus Compensation payments, if any, and to provide Employee Benefits as set forth in Paragraph 3 of this Agreement shall thereupon immediately terminate.  The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to the Employee then in effect.

(c)                                  Termination for Good Reason by the Employee.  By following the procedure set forth in Paragraph 9(e), the Employee shall have the right to terminate this Agreement and the Employee’s employment with the Company for “Good Reason” in the following circumstances:

(i)                                     Change of Location. The Company shall require Employee to permanently (for more than three continuous months during any 12 month period) relocate from the Atchison/Kansas City, Kansas vicinity; or

(ii)                                  Reduction of Total Compensation Opportunity.  The Company  reduces the Employee’s Base Salary below the amount specified in Paragraph 3(a).

Any notification of the Employee’s intent to terminate the Agreement for Good Reason under this Paragraph must be given, pursuant to Paragraph 9(e), no later than thirty (30) days after the Employee learns, or reasonably should become aware, of the occurrence of the event giving rise to the right to terminate for Good Reason.

If the employment of the Employee is terminated by the Employee for Good Reason (as defined above), the Company’s obligation to make further Bonus Compensation payments, if any, or to provide Employee Benefits under this Agreement shall cease on the effective date of such termination, but the Employee will be entitled to receive Base Salary to the end of the term of the Agreement then in effect.  The payment shall be paid in accordance with the Company’s customary payroll policies until the end of the term, unless otherwise agreed to by the Employee and the Company at the time of termination, or unless prohibited under law, rule or regulation.    The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to the Employee then in effect.

(d)                                 Termination by Company Without Cause or by Employee Without Good Reason.  The Company may terminate this Agreement and the Employee’s employment without Cause at any time, and in such event the Company’s obligation to make further Bonus Compensation payments, if any, and to provide Employee Benefits under this Agreement shall cease on the effective date of such termination, but the Employee shall be entitled to Base Salary to the end of the term of the Agreement then in effect.  The payment of Base Salary shall be made  in accordance with the Company’s customary payroll policies unless otherwise agreed by the Employee and the Company at the time of termination, or unless prohibited under law, rule or regulation. The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to the Employee then in effect.

The Employee may voluntarily terminate this Agreement and the Employee’s employment without Good Reason at any time, but in such event the Employee shall not be entitled to any further Base Salary or Bonus Compensation, if any, or to further Employee

Benefits under this Agreement.  The Employee’s rights to other compensation and benefits, if any, shall be determined under the Company’s benefit plans and policies applicable to the Employee then in effect.

(e)                                  Notice of Termination.  The party proposing to terminate this Agreement and the employment of the Employee for Cause or Good Reason, as the case may be, under Paragraph 9(b) or 9(c) above shall give written notice to the other, specifying the reason therefore with particularity.  The effective date of termination shall be the date on which notification of termination shall be mailed in accordance with Paragraph 15 of this Agreement, unless a different termination date shall be designated by the party giving notice or agreed upon by the Employee and the Company.

(f)                                    Expiration of Term of Agreement.  At the expiration of the term of this Agreement as defined in Paragraph 1 above, if the Agreement has not been previously terminated under Paragraph 9 of this Agreement, all duties and obligations of the parties under this Agreement, except those set out in Paragraphs 4 through 8, shall cease.

(g)                                 Survival of Certain Provisions.  Notwithstanding the expiration or termination of this Agreement, and the Employee’s employment with the Company for any reason under this Agreement, the provisions of Paragraphs 4 through 8 survive any such termination and shall be binding upon the Employee and the Company in accordance with the provisions of  such Sections.

10.                                 Litigation Assistance.  Employee will cooperate and assist the Company in the investigation, prosecution and resolution of any pending or threatened legal action, arbitration or administrative proceeding or investigation involving any matter that arose before or during Employee’s employment by the Company, including, without limitation, preparation activities, testifying as a witness and providing relevant information to the Company.  Employee further agrees he will not take any actions which would cause him to be subpoenaed in any investigation, prosecution, or resolution of any pending or threatened legal action, arbitration, or administrative or judicial proceeding and will not testify in any such proceedings absent a valid subpoena or at the Company’s request.

11.                                 Arbitration.  Except as otherwise provided in this Paragraph, the parties hereby agree that any dispute arising under this Agreement or any claim for breach or violation of any provision of this Agreement shall be submitted to arbitration, pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), to a single arbitrator selected by mutual agreement of the parties or, if the parties do not mutually agree on the arbitrator, in accordance with the rules of the AAA.  The award determination of the arbitrator shall be final and binding upon the parties.  Either party shall have the right to bring an action in any court of competent jurisdiction to enforce this Paragraph and to enforce any arbitrator’s award rendered pursuant to this Paragraph.  The venue for all proceedings in arbitration under this provision, and for any judicial proceedings related to the arbitration, shall be in Kansas City, Missouri.  Nothing in this Paragraph, however, shall prevent the Company from seeking injunctive relief to preserve its rights under Paragraphs 4 through 8 of this Agreement.

12.                                 Severability.  If any one or more of the provisions of this Agreement shall be held invalid or unenforceable, the remaining provisions shall remain valid and enforceable to the maximum extent permitted by law.

13.                                 Entire Agreement.  This Agreement contains a statement of all agreements and understandings between the Employee and the Company on the subject matters covered by the Agreement, and it replaces and supersedes all prior contracts and agreements between the Employee and the Company concerning such matters.  No additions or modifications to this Agreement will be effective unless made in writing and signed by the Employee and the Company.

14.                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the personal representatives, heirs and assigns of the Employee and to any successors in interest and assigns of the Company.

15.           Notices.  All notices required or permitted to be given hereunder shall be sent registered or certified mail, addressed to the respective parties at their addresses set forth below:

To the Employee:                                                                                                   Sukh Bassi

1502 Hillcrest Court

Atchison, Kansas  66002

To the Company:                                                                                                    MGP Ingredients, Inc.

100 Commercial Street

P.O. Box 130

Atchison, Kansas 66002-0130

or such other address as a party hereto may notify the other in writing.

16.                                 Applicable Law.  This Agreement, or any portion thereof, shall be interpreted in accordance with the laws of the State of Kansas.

17.                                 Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement without the Company’s express written consent.

18.                                 Non-Waiver Provision.  The failure of either party of this Agreement to insist upon strict adherence to any term of this Agreement, or to object to any failure to comply with any provision of this Agreement, shall not (a) constitute or operate as a waiver of that term or provision, (b) estop that party from enforcing that term or provision, or (c) preclude that party from enforcing that term or provision or any other term or provision.  The receipt of a party to this Agreement of any benefit from this Agreement shall not effect a waiver or estoppel of the right of that party to enforce any provision of this Agreement.

ALL SIGNATORIES ACKNOWLEDGE THEY HAVE CAREFULLY READ THIS AGREEMENT, WERE PROVIDED AN OPPORTUNITY TO EXAMINE THE

ARBITRATION RULES AND CONSULT WITH COUNSEL BEFORE SIGNING, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, BOTH PARTIES WAIVE RIGHTS TO TRIAL BY COURT OR JURY, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

EMPLOYEE	MGP INGREDIENTS, INC.

/s/ Sukh Bassi	By:	/s/ David E. Rindom
Name: David E. Rindom
	Title:	Vice President - Human Resources